VICOM

                                  INCORPORATED
                            9449 SCIENCE CENTER DRIVE
                            NEW HOPE, MINNESOTA 55428

--------------------------------------------------------------------------------
                  NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 30, 2001

--------------------------------------------------------------------------------

         The Annual Meeting of the Shareholders of VICOM, INCORPORATED will be Held at The Radisson South Hotel, 7800 Normandale Boulevard, Bloomington, Minnesota, Wednesday, May 30, 2001, at 3:00 p.m. Minneapolis time, for the following purposes, as more fully described in the accompanying Proxy Statement.

         1.       To elect nine directors for a term of one year.

         2. To vote upon the ratification of Lurie, Besikof, Lapidus & Company, LLP as independent auditors of the Company for Fiscal Year 2000.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only Shareholders of record at the close of business April 17, 2001, will be entitled to receive notice of and vote at the meeting. The Company's Board of Directors recommends a vote in favor of all the proposals, which will be submitted at the meeting.

         Shareholders are urged to fill in and sign the enclosed proxy and mail it promptly in the accompanying envelope to which no postage need be affixed if mailed in the United States.

         Shareholders who are present at the meeting may revoke their proxies and vote in person.

         If you cannot attend this meeting, please mark, sign, date and mail the enclosed proxy.





                                     By Order of the Board of Directors

                                     Pierce McNally
                                     Secretary

                               VICOM, INCORPORATED

                            9449 SCIENCE CENTER DRIVE
                            NEW HOPE, MINNESOTA 55428

--------------------------------------------------------------------------------

                                 PROXY STATEMENT

--------------------------------------------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 30, 2001
                SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

         The mailing address of the principal corporate office of the Company is 9449 Science Center Drive, New Hope, MN 55428. This Proxy Statement and the form of proxy, which is enclosed, are being mailed to the Company's shareholders commencing on or about May 15, 2001.

         Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of the Company. All shares of Common Stock represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction of the proxies. If no direction is indicated, the shares will be voted in accordance with the direction of the proxies. If any others matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgement.

         Abstentions and broker non-votes will be counted as present or represented at the meeting for purposes of determining whether a quorum exits. However, broker non-votes with respect to any matter brought to a vote will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained and, therefore, will have no effect on the outcome of any such matter. A majority of the shares present or represented at the meeting is required for approval of the proposals requiring a shareholder vote.

         When stock is in the name of more than one person, each such person should sign the proxy. If the shareholder is a corporation, the proxy should be signed in the name of such corporation by an executive or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer's full-title should be given and, if not previously furnished, a certificate or other evidence of appointment should be furnished.

         A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted. A shareholder who wishes to revoke a proxy can do so by executing a late dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, by written notice of revocation received by the Secretary prior to the vote at the Annual Meeting, or by appearing in person at the Annual Meeting, filing a written notice or revocation and voting in person the shares to which the proxy relates.

         In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred by them in connection therewith will be borne by the Company. All expenses incurred in connection with this solicitation will be borne by the Company.

         The Company is including with this Proxy Statement its Annual Report to shareholders for the year ended December 31, 2000, which includes a copy of the Company's Form 10-K registration, containing the Company's audited financial statements, as filed with the Securities and Exchange Commission. Shareholders may receive, without charge, additional copies of the Form 10-K registration, by writing to Vicom, Inc. at its principal corporate office.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Only shareholders of record at the close of business on April 17, 2001, (the "Record Date") will be entitled to vote at this meeting. On the Record Date, there were 7,994,193 shares of Common Stock issued and outstanding. Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of common stock held of record on the Record Date. The affirmative vote of holders of a majority of shares of Common Stock outstanding on the Record Date is required for approval of the proposals to be voted upon at the Annual Meeting.

         The following table sets forth certain information as of April 17, 2001, with respect to each person known by the Company to be the beneficial owner of more than 5 percent of its Common Stock, each director of the Company, and all officers and directors of the Company as a group. Except as indicated, each of the persons listed in the following table has sole voting and investment power with respect to the shares set forth opposite his name.


        NAME AND ADDRESS OF BENEFICIAL OWNERS         NUMBER OF SHARES(1)                  PERCENT OF COMMON
        -------------------------------------         BENEFICIALLY OWNED                   SHARES OUTSTANDING
                                                      ------------------                   ------------------

        Americable, Inc.                               2,800,000(2)                               29.8%
        7450 Flying Cloud Drive
        Eden Prairie, MN 55344

        Steven Bell                                    1,071,347(3)                               12.5%
        9449 Science Center Drive
        New Hope, MN 55428

        David Ekman                                    3,250,000(4)                               33.7%
        1402 42nd Street SW
        Fargo, ND 58103

        Marvin Frieman                                   969,714(5)                               11.4%
        9449 Science Center Drive
        New Hope, MN 55428

        James L. Mandel                                  355,800(6)                                4.3%
        9449 Science Center Drive
        New Hope, MN 55428

        Pierce McNally                                   128,236(7)                                1.6%
        14853 DeVeau Place
        Minnetonka, MN 55345


--------

1 The percentages are calculated on the basis of 7,994,193 shares of Vicom Common Stock outstanding. Shares of Common Stock not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of April 17, 2001 or within 60 days of such date are treated as outstanding when determining the number of shares owned by each person and the group and the percent of the class owned by each individual and the group. Unless otherwise indicated, each person named or included in the group has sole vesting and investment power with respect to the shares of Common Stock set forth opposite his or her name. Unless otherwise indicated, the information in the table does not include any effects for stock options and warrants outstanding, yet be issued or yet to be exercised.

2 Includes 50,000 shares of Common Stock owned by CorStar Holdings, Inc., the parent company of Americable, Inc. Includes vested warrants to acquire 1,400,000 shares of Common Stock.

3        Includes vested options to acquire 29,167 shares of Common Stock.
         Includes vested warrants to acquire 521,090 shares of Common Stock. Mr. Bell's beneficial ownership does not include 31,250 shares of Common Stock owned by Mr. Bell's spouse as to which Mr. Bell disclaims his beneficial ownership.

4 Includes vested warrants to acquire 1,600,000 shares of Common Stock and vested options to acquire 50,000 shares of Common Stock.

5 Includes vested options to acquire 87,500 shares and vested warrants to acquire 441,107 shares of Common Stock.

6 Includes vested warrants to acquire 140,400 shares of Common Stock and vested options to acquire 7,500 shares of Common Stock.

7 Includes vested warrants to acquire 56,636 shares of Common Stock and vested options to acquire 30,000 shares of Common Stock.


        Paul Knapp                                       101,300(8)                        Less than 1%
        2501 Cleveland Avenue North
        Roseville, MN 55113-2717

        Jonathan Dodge                                    30,500(9)                        Less than 1%
        715 Florida Avenue South - Suite 402
        Golden Valley, Minnesota  55426

        Mark Mekler                                       30,000(10)                       Less than 1%
        800 Nicollet Mall
        Minneapolis, Minnesota  55402

        Manuel A. Villafana                               30,000(11)                                 0
        3905 Annapolis Lane - Suite 105
        Plymouth, Minnesota  55447

        All Directors and executive officers           8,746,897                                  52.2%
            as a group (nine persons)

1.       ELECTION OF DIRECTORS

         Nine persons have been nominated for election at the 2001 Annual Meeting as directors for a one-year term expiring at the 2002 Annual Meeting. The directors will hold office for the term for which elected and will serve until their successors have been duly elected and qualified.

         It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees in the table below, except for those proxies, which withhold such authority. In the event that the proxy will be voted for the election of such other person or persons as the management may recommend in the place of such nominee. The management has no reason to believe that any of the nominees will not be candidates or will be unable to serve.

INFORMATION ABOUT NOMINEES

The following information has been furnished to the Company by the respective nominees for director.



NAME                             AGE      POSITION                                                                    DIRECTOR
----                             ---      --------                                                                    --------
                                                                                                                        SINCE
                                                                                                                        -----
Steven Bell...............          42    President, Vicom Incorporated                                                  1994
Jonathan Dodge............          50    Partner, Dodge & Fox C.P.A. Firm                                               1997
David Ekman...............          40    President, Corporate Technologies, USA, Inc.                                   1999
Marvin Frieman............          69    Chairman of the Board, Vicom Incorporated                                      1983
Paul Knapp................          42    President and Chief Executive Officer, Space Center Ventures, Inc.             2000
James L. Mandel...........          44    Chief Executive Officer, Vicom, Incorporated                                   1998
Pierce McNally............          51    Chairman of the Board, Lockermate Corporation                                  1999
Mark Mekler...............          46    Regional Director, U.S. Bancorp Piper Jaffray                                  1999
Manuel A. Villafana......           60    Chairman and Chief Executive Officer ATS Medical                               2000




The Board of Directors recommends a vote for the election each of the nominees named above.

--------

8        Includes vested warrants to acquire 50,650 shares of Common Stock.

9        Includes vested options to acquire 30,000 shares of Common Stock.

10       Includes vested options to acquire 30,000 shares of Common Stock.

11       Includes vested options to acquire 30,000 shares of Common Stock.

STEVEN BELL was general counsel and Vice President of the Company from June 1985 through October 1994, at which time he became Chief Financial Officer. He was also named President in July 1997. He is a graduate of the William Mitchell College of Law.

JONATHAN DODGE has been the Senior Partner of the C.P.A. firm of Dodge & Fox since its inception in March 1997. Prior to that, he was a partner in the CPA firm of Misukanis and Dodge from 1992 to March 1997. Mr. Dodge is a member of both the AICPA and the Minnesota Society of CPA's.

DAVID EKMAN is President of Corporate Technologies, USA, Inc. He has worked continuously in the computer business since 1981, initially as a franchisee of Computerland, a personal computer dealer and subsequently from 1996 to December 1999 as President of Ekman, Inc., a value-added computer reseller and the predecessor company to Corporate Technologies, USA, Inc

MARVIN FRIEMAN was Vice President and Sales Manager of the Company since its inception in 1975 until October 1994. He was named Chief Executive Officer of the Company in November 1994 and served in that position until he became Chairman in October 1998. He has been a director since September 1983.

PAUL KNAPP has been President and CEO of Space Center Ventures, Inc. since April 1998. He is Sr. Vice President of Space Center, Inc. From February, 1993 to March, 1998, he was Vice President and Director of Operations for Space Center Ventures, Inc. Mr. Knapp also serves on the Board of Directors for Devnet, LLC; Atrix International, Inc.; Viamedics and Square Roots.

JAMES MANDEL has been the Chief Executive Officer and the Director of the Company since October 1, 1998. He was co-founder of Call 4 Wireless, LLC, a telecommunications company specializing in wireless communications, and served as its Chairman and a member of the Board of Directors from December 1996 until October 1998 and as its interim Chief Executive Officer from December 1996 until December 1997. From October 1991 to October 1996, he was Vice President of Systems for Grand Casinos, Inc., where his duties included managing the design, development, installation and on-going maintenance for the 2,000 room, $507 million Stratosphere Hotel, Casino and Tower in Las Vegas. Mr. Mandel also managed the systems development of Grand Casino Mille Lacs, in Onamia, Minnesota, Grand Casino Hinckley in Hinckley, Minnesota and six other casinos nationwide. He also serves on the board of CorVu Corporation and is a trustee of the Boys and Girls Club of Minneapolis.

PIERCE MCNALLY currently serves as Chairman, Secretary and Director of Lockermate Corporation of Minnetonka, Minnesota, a company that provides locker systems to schools. He served as Minnesota American's Chairman of the Board, Chief Executive Officer and Secretary from October 1994 until January 2000 when Minnesota American merged with CorVu Corporation. He practiced corporate law at Oppenheimer, Wolff & Donnelly, LLP from 1979 to 1985. He served as Chairman and Director of Corporate Development of Nicollet Process Engineering, Inc. from May 1995 until April 1999, when he retired from the board.

MARK K. MEKLER, a registered representative, is a Regional Director of U.S. Bancorp Piper Jaffray responsible for overseeing branch officers in Minnesota. He has nineteen years experience in the financial services industry. He is also a member of the Board of Directors of the Business Education and Economics Foundation (BEEF).

MANUEL A. VILLAFANA currently serves as Chairman and Chief Executive Officer of ATS Medical, which he has headed since 1987. Prior to his current position, Mr. Villafana was Chairman of GV Medical, Inc. from 1983 to 1987. Mr. Villafana also served as President and Chairman of St. Jude Medical, Inc. from 1976 to 1982 where he co-developed the St. Jude heart valve.

EXECUTIVE OFFICERS

Steven Bell, David Ekman and James Mandel, directors, are the only executive officers of the Company.

BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors met three times on a regular basis in 2000. As permitted by Minnesota Law, the Board of Directors also acted from time to time during 2000 by unanimous written consent in lieu of conducting formal meetings. Last year, there were five such actions and accompanying Board Resolutions passed. The Board has designated an audit committee consisting in 2000 of Jon Dodge, Manuel Villafana, and Mark Mekler. NASDAQ listing standards require that by June, 2001 all NASDAQ-listed companies have audit committees composed of three outside, independent directors. Our Audit Committee is composed of three outside, independent directors. The Board also designated a compensation committee consisting in 2000 of Pierce McNally and Paul Knapp. The audit and compensation committees both met twice in 2000.

Our audit committee,

o recommends to our board of directors the independent auditors to conduct the annual audit of our books and records;

o        review the proposed scope and results of the audit;

o        approves the audit fees to be paid;

o review accounting and financial controls with the independent public accountants and our financial and accounting staff; and

o review and approves transactions between us and our directors, officers and affiliates.

Our compensation committee,

o reviews and recommends the compensation arrangements for management, including the compensation for our chief executive officer; and

o establishes and reviews general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals.

EXECUTIVE COMPENSATION

         The following table sets forth certain information relating to the remuneration paid by the Company to its executive officers whose aggregate cash and cash-equivalent remuneration approximated or exceeded $100,000 during the Company's last three fiscal years ending December 31, 2000.

                           SUMMARY COMPENSATION TABLE
                           --------------------------



   NAME AND PRINCIPAL      YEAR    SALARY($)      BONUS        OTHER        RESTRICTED    SECURITIES      LTIP        ALL OTHER
   -------------------     ----    ---------      -----        ANNUAL         STOCK       UNDERLYING    PAYOUTS      COMPENSATION
        POSITION                                   ($)      COMPENSATION     AWARD(S)       OPTIONS/       ($)            ($)
        --------                                   ---          ($)            ($)          SARS(#)        ---            ---
                                                                ---            ---          -------
(a)                       (b)             (c)      (d)         (e)             (f)           (g)           (h)           (i)
                                                 ANNUAL COMPENSATION                      AWARDS         PAYOUTS
                                                 -------------------                      ------         -------
                                                                                          LONG TERM COMPENSATION
                                                                                          ----------------------

James L. Mandel           2000         $132,000    -0-          -0-            -0-            -0-          -0-            -0-
Chief Executive Officer   1999         $133,117    -0-          -0-            -0-          225,000        -0-            -0-
                          1998         $36,114*    -0-          -0-            -0-            -0-          -0-            -0-

Steven Bell               2000          $99,000    -0-          -0-            -0-            -0-          -0-            -0-
President                 1999         $108,392    -0-          -0-            -0-            -0-          -0-            -0-
Vicom, Incorporated       1998         $101,076    -0-          -0-            -0-            -0-          -0-            -0-

Marvin Frieman            2000          $82,665    -0-          -0-            -0-            -0-          -0-            -0-
Chairman of the Board     1999          $98,582    -0-          -0-            -0-            -0-          -0-            -0-
                          1998         $103,095    -0-          -0-            -0-            -0-          -0-            -0-

Dave Ekman                2000         $108,269    -0-          -0-            -0-            -0-          -0-            -0-
President*                1999          $48,775    -0-          -0-            -0-          150,000        -0-            -0-
Corporate Technologies
USA, Inc.


*  Mr. Mandel became Chief Executive Officer of Vicom, Inc. in October 1998.
*  Mr. Ekman became President of Corporate Technologies USA, Inc. in November
   1999.


DIRECTORS COMPENSATION

         Effective June 30, 2000, Vicom added a policy of paying its outside (non-management) Board Members a fee of $500.00 for each board meeting attended. The Company paid a total of $4,000 in such fees in Fiscal Year 2000. The Company's directors Knapp, Mekler, McNally, Dodge and Villafana each received a 30,000 share option grant in November, 2000 at an option exercise price of $4.75 per share, pursuant to the terms and conditions of the Company's 2000 non-employee director stock compensation plan.

PERFORMANCE GRAPH

         The following performance graph compares cumulative total shareholder returns on the Company's common stock over the last five fiscal years, ended December 31, 2000, with The Nasdaq Stock Market (U.S. Companies) Index and other leading industry indices, assuming initial investment of $100 at the beginning of the period and the reinvestment of all dividends.






                                    [graph]





               COMPARISON OF FIVE YEAR - CUMULATIVE TOTAL RETURNS
                              PERFORMANCE GRAPH FOR
                                   VICOM, INC.
                     PREPARED BY THE RESEARCH DATAGROUP, INC.


VICOM, INC.                                                                 CUMULATIVE TOTAL RETURN
                                                         --------------------------------------------------------------
                                                           12/96       12/97       12/98        12/99        12/00
VICOM, INC.                                               275.00       200.00      600.00      1600.00      1800.00
NASDAQ STOCK MARKET (U.S.)                                173.90       213.07      300.43      557.58       237.36
RUSSELL 2000                                              154.73       203.91      190.76      187.92       163.36
NASDAQ TELECOMMUNICATIONS                                 133.86       195.40      323.51      573.43       187.79
CHASE H & Q COMMUNICATIONS                                182.84       173.10      255.56      799.78       319.13
S & P COMMUNICATION SERVICES                              102.34       144.52      220.16      262.27       160.49


2.  INDEPENDENT PUBLIC ACCOUNTANTS

         It is proposed that Lurie, Besikof, Lapidus & Company, LLP Independent Public Accountants, be ratified as auditors for the Company for the prior Fiscal Year, 2000. The Company paid total fees of $199,084 to Lurie, Besikof, Lapidus & Company, LLP in 2000 for the Annual Audit and quarterly reviews of the Company's consolidated financial statements, including the Company's Forms 10-K and 10-Q; this amount also included fees for reviewing various SEC registration statements. Fees for non-audit services totaled an additional $5,902.00 in the year 2000.

         It is expected that a representative of Lurie, Besikof, Lapidus & Company, LLP will be present at this meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

STOCK OPTION GRANTS DURING 2000

         THE FOLLOWING TABLE PROVIDES INFORMATION REGARDING STOCK OPTIONS GRANTED DURING FISCAL 2000 TO THE NAMED EXECUTIVE OFFICERS IN THE SUMMARY COMPENSATION TABLE.



           NAME             NUMBER OF              PERCENT OF TOTAL      EXERCISE      EXPIRATION DATE
           ----              SHARES               OPTIONS GRANTED TO        OR         ---------------
                            UNDERLYING            EMPLOYEES IN FISCAL   BASE PRICE
                             OPTIONS                    YEAR             PER SHARE
                            GRANTED(1)                  ----             ---------
                            ---------
 James L. Mandel..........      -0-                        -0-                 -              -
 Steven M. Bell...........      -0-                        -0-                 -              -
 Marvin Frieman...........      -0-                        -0-                 -              -
 Dave Ekman...............      -0-                        -0-                 -              -






         AGGREGATED OPTION EXERCISES IN 2000 AND YEAR END OPTION VALUES
         --------------------------------------------------------------

         The following table provides information as to options exercised by the named executive officers in the Summary Compensation Table during fiscal 2000 and the number and value of options at December 31, 2000.


----------------------
1        Each option represents the right to purchase one share of common stock.
         The options shown in this table are all non-qualified stock options. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which Vicom is not the surviving corporation, a transfer of all stocks of Vicom, a sale of substantially all the assets, or a dissolution or liquidation, of Vicom.



NAME                           SHARES ACQUIRED   VALUE(1)        EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXCERSIABLE
----                             ON EXERCISE     REALIZED        -------------------------       -------------------------
                               ---------------   --------
                                                                        NUMBER OF                 VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                                    DECEMBER 31, 2000                DECEMBER 31, 2000(2)
                                                                    -----------------                ------------------

James L. Mandel............         75,000         $714,375            75,000         75,000        $292,500        $292,500
Steven M. Bell.............         58,333         $512,705            12,500         10,000         $43,375         $38,100
Marvin Frieman.............          -0-             -0-               30,000         30,000        $114,300        $114,300
David Ekman................          -0-             -0-               50,000        100,000        $125,000        $250,000


-----------


OTHER COMPENSATION AND LONG-TERM INCENTIVE PLANS

         The Company has no long-term incentive plans and issued no long-term incentive awards during 2000.

         The Company has employment agreements with Mr. Marvin Frieman, Chairman of the Board, and Mr. Steven Bell, President, for the term beginning October 1996 and expiring October 2001. Messrs. Frieman's and Bell's compensation is not directly tied to the Company's performance. Their agreements call for special compensation payable to each of them in an amount equal to two and one-half times his annual salary upon his termination if other than for cause and a change in control in the Company. The agreements state that annual base salary for Messrs. Frieman and Bell will be $95,000 per year. This base salary is set and subject to approval by the Company's entire Board of Directors. Thus, the aforementioned lump sum compensation could equal $237,500 for Mr. Frieman if such special compensation is triggered. Other key provisions of the contracts include an agreement by Mr. Frieman and Mr. Bell to keep confidential information secret both during and after employment by the Company and covenants not to compete with the Company for one year from the date of termination of employment. A change in control in the agreements is defined as the acquisition by any corporation or group of more than 20 percent of the outstanding shares of voting stock of Vicom coupled with or followed by the election as Directors of Vicom of persons who were not directors at the time of such acquisition, if such persons shall become a majority of the Board of Directors of Vicom.

         The Company maintains key man life insurance policies in the amount of $1,000,000 each on the lives of Steven Bell and Marvin Frieman. The Company is the beneficiary of these policies and has adopted a plan to pay fifty percent of all life insurance proceeds to the spouse or surviving children of each such officer.




         The Company also has a three year employment agreement, from October 1998 to September 2001, with James L. Mandel, Chief Executive Officer, the terms of which involve an annual base salary of $132,000 and a stock option of 225,000 shares at $0.60 cents per share, vested over a three year period. Mr. Mandel's job responsibilities involve developing company business plans, developing expansion and growth opportunities and directing other executive officers.


----------------------


1 Value is calculated on the basis of the difference between the option exercise price and the fair market value of the Company's Common Stock as quoted on the NASDAQ on the date of exercise, multiplied by the number of shares underlying the option. These values represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock of Vicom, and overall stock market conditions. The values represented in the table may not necessarily be achieved.


2 Value is calculated on the basis of the difference between the option exercise price and $4.50, the fair market value of the Company's Common Stock at December 31, 2000 as quoted on the NASDAQ, multiplied by the number of shares underlying the option. These values represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock of Vicom, and overall stock market conditions. The values represented in the table may not necessarily be achieved.

         The Company has a three-year employment agreement, from December 1999 to November 2002, with David Ekman as President of CTU. The terms of the agreement pay Mr. Ekman an annual salary $110,000 per year. Mr. Ekman also has a warrant to purchase 100,000 shares of Vicom Common Stock at a price of $2.00 per share and a stock option for 150,000 shares, vested over a three-year period at a price of $2.00 per share. Mr. Ekman's job responsibilities involve direct supervision of CTUs daily operations.

PREFERRED STOCK

         In December 1998, Vicom issued 2,550 shares of Class A Preferred for $23,638 and 37,550 shares of Class B Preferred for $359,893. The Class B Preferred was offered to certain note holders at a conversion rate of $10.00 per share of Class B Preferred. Each share of Class A Preferred and Class B Preferred is non-voting (except as otherwise required by law) and convertible into five shares of common stock, subject to adjustment in certain circumstances. Each holder of a share of Class A Preferred or Class B Preferred has a five-year warrant to purchase one share of common stock at $3.00 per share, subject to adjustment.

         In June 2000, Vicom issued 80,500 shares of Class C Preferred for $805,000. The Class C Preferred was offered to certain note holders at a conversion rate of $10.00 a share. In September 2000, Vicom issued an additional 72,810 shares of Class C Preferred for $728,100. Each share of Class C Preferred is non-voting (except as otherwise required by law) and convertible into two shares of Vicom common stock, subject to adjustment in certain circumstances.

         In November 2000, Vicom issued 72,500 shares of Class D Preferred for $490,332. The Class D Preferred was sold to eight accredited investors at $10.00 per share. Each share of Class D Preferred is non-voting (except as otherwise required by law) and convertible into two and one-half shares of Vicom Common Stock, subject to adjustment in certain circumstances.

         The holders of the Class A Preferred, Class B Preferred, Class C Preferred and Class D Preferred (collectively, "Preferred Stock") are entitled to receive, as and when declared by the Board, out of the assets of the Company legally available for payment thereof, cumulative cash dividends calculated based on the $10.00 per share stated value of the Preferred Stock. The per annum dividend rate is eight percent (8%) for the Class A Preferred and ten percent (10%) for the Class B Preferred and Class C Preferred and fourteen percent (14%) for the Class D Preferred. Dividends on the Class A Preferred, Class C Preferred and Class D Preferred are payable quarterly on March 31, June 30, September 30, and December 31 of each year. Dividends on the Class B Preferred are payable monthly on the first day of each calendar month. Dividends on the Preferred Stock accrue cumulatively on a daily basis until the Preferred Stock is redeemed or converted.

         In the event of any liquidation, dissolution or winding up of Vicom, the holders of the Class A Preferred and Class B Preferred will be entitled to receive a liquidation preference of $10.50 per share, and the holders of the Class C Preferred and Class D Preferred will be entitled to receive a liquidation preference of $10.00 per share, each subject to adjustment. Any liquidation preference shall be payable out of any net assets of Vicom remaining after payment or provision for payment of the debts and other liabilities of Vicom.

         Vicom may redeem the Preferred Stock, in whole or in part, at a redemption price of $10.50 per share for the Class A Preferred and the Class B Preferred and $10.00 per share for the Class C Preferred and Class D Preferred (subject to adjustment, plus any earned and unpaid dividends) on not less than thirty days' notice to the holders of the Preferred Stock, provided that the closing bid price of the common stock exceeds $4.00 per share (subject to adjustment) for any ten consecutive trading days prior to such notice. Upon Vicom's call for redemption, the holders of the Preferred Stock called for redemption will have the option to convert each share of Preferred Stock into shares of common stock until the close of business on the date fixed for redemption, unless extended by Vicom in its sole discretion. Preferred Stock not so converted will be redeemed. No holder of Preferred Stock can require Vicom to redeem his or her shares.



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

RELATED PARTY TRANSACTIONS

The following is a summary of all significant related party transactions for the three years ended December 31, 2000.

         Vicom and its subsidiaries lease principal offices located at 1700 42nd Street SW, Fargo, ND 58013 and 9449 Science Center Drive, New Hope, Minnesota 55428. Vicom also leases a satellite office in Fargo consisting of approximately 3,800 square feet of space under a lease with a term that expires in July 2002. Vicom also has offices staffed with five or fewer employees in Sioux Falls, South Dakota, Omaha, Nebraska, and Bismarck, North Dakota We have no foreign operations. The main Fargo office lease expires in 2001 and covers approximately 20,000 square feet. The Fargo base rent is $18,550 per month. The New Hope office lease expires in 2006 and covers approximately 47,000 square feet. The New Hope base rent is $14,440 per month. Both the New Hope and main Fargo leases have provisions that call for the tenants to pay net operating expenses, including property taxes, related to the facilities. Both offices have office, warehouse and training facilities.

         Vicom considers its current facilities adequate for its current needs and believes that suitable additional space would be available as needed.

         In December 1999, James Mandel and Pierce McNally, directors of Vicom, and Enstar, Inc., a Vicom shareholder, guaranteed a note payable by Vicom to David Ekman in the amount of $1,250,000 pursuant to the purchase of Ekman, Inc. They were given warrants to purchase Vicom's stock at $2.00 per share in exchange for the guarantee.

         The number of warrants issued were Enstar, Inc. 50,000 shares, Messrs. Mandel and McNally, 25,000 shares each.

         Interest expense paid by Vicom to related parties was approximately $157,000 in 2000, $142,000 in 1999, $47,000 in 1998. Related parties include the
Company's Chairman, Chief Executive Officer, President, and the President's mother.

         Subsequently, in April 2000, Vicom advanced loans to the following Directors in the amounts stated by their names: David Ekman, $200,000; James Mandel, $132,000; Paul Knapp, $68,750; Pierce McNally, $57,500. All loans are due to Vicom on October 15, 2001 and bear an annual interest rate of 8%, evidenced by Promissory Notes. All loans were incurred for the purpose of purchasing Vicom stock and the loans are collateralized by the Director/Borrower granting Vicom a security interest in said stock. The loans were repaid by all directors as of September 30, 2000.

3.       OTHER MATTERS

         The management of the Company is unaware of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgement.






SECTION 16(a) - BENEFICIAL OWNERSHIP REPORTING

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than 10% of Vicom's common stock to file reports of ownership and reports of changes in




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

ownership with the Securities and Exchange Commission and to furnish Vicom with copies of such reports. To Vicom's knowledge, based on such reports furnished to Vicom, all Section 16(a) filing requirements were satisfied.

SHAREHOLDERS PROPOSALS

         Proposals submitted to be presented at the 2002 annual meeting of shareholders must be received by the Company by December 30, 2001 to be considered for inclusion in the Company proxy materials relating to that meeting.
                                          Vicom, Incorporated


                                          by Pierce McNally
                                          Secretary


















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




                                   VICOM, INC.
             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 30, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. It will be voted on the matters set forth on this form as directed by the shareholder, but if no direction is made in the space provided, it will be voted FOR the election of all nominees to the Board of Directors, and FOR the ratification of all proposals submitted herewith to Vicom shareholders.

The undersigned, a shareholder of Vicom, Inc. (the "Company") hereby appoints James Mandel and Steven Bell, and each of them as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Shareholders of Vicom, Inc. to be held at The Radisson South Hotel, 7800 Normandale Boulevard, Bloomington, Minnesota on Wednesday, May 30, 2001 at 3:00 p.m., and any adjournments or postponements thereof upon matters set forth below, with all the powers which the undersigned would possess if personally present.

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Vicom, Inc., c/o Steven Bell, 9449 Science Center Drive, New Hope, Minnesota 55428.

1.  Election of directors: For all nominees listed below
                           (except as marked to the contrary below)

  01     Steven Bell                02   Jonathan Dodge       03    David Ekman
  04     Marvin Frieman             05   Paul Knapp           06    James Mandel
  07     Pierce McNally             08   Mark Mekler
  09     Manuel A. Villafana

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW.)


2. Proposal to ratify Lurie, Besikof, Lapidus & Co., LLP as independent auditors of the Company for Fiscal Year 2000.
                                                 / / For / / Against / / Abstain


THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ALL PROPOSALS CONTAINED IN THIS PROXY.

Address Change?  Mark Box  / /       The undersigned hereby revokes all previous
Indicate changes below:              proxies relating to theshares covered
                                     hereby and acknowledge receipt of the
                                     Notice and Proxy Statement relating to the Annual Meeting.

                                     Dated:                               , 2001
                                           -------------------------------

                                           -------------------------------------

                                           -------------------------------------
                                           Signature(s) in Box
                                           (SHAREHOLDERS MUST SIGN EXACTLY AS
                                           THE NAME APPEARS AT LEFT, WHEN SIGNED
                                           AS A CORPORATE OFFICER, EXECUTOR,
                                           ADMINISTRATOR, TRUSTEE, GUARDIAN,
                                           ETC., PLEASE GIVE FULL TITLE AS SUCH.
                                           BOTH JOINT TENNANTS MUST SIGN.)








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